Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Second Quarter Sales and Income

•	Net Sales Increase 18 Percent

•	European Sales Increase 37 Percent

•	Net Income Increases 15 Percent

PITTSBURGH, July 28, 2008 – MSA (NYSE) today announced that net sales for the second quarter of 2008 were $293.2 million compared with $249.1 million for the second quarter of 2007, an increase of $44.1 million, or 18 percent. Net income for the second quarter of 2008 was $20.0 million, or 56 cents per basic share, an increase of $2.7 million, or 15 percent, compared with $17.3 million, or 49 cents per basic share, for the same quarter last year.

“I am very pleased to report the strongest second quarter sales and net income in MSA history,” said William M. Lambert, MSA President and CEO. “This performance is a direct result of our ongoing initiatives to develop innovative new products, expand our market reach, and improve operational effectiveness.” Mr. Lambert added he was particularly pleased to see the company make strong improvement in the company’s operating income performance for the quarter. “I believe we will continue to see significant progress on each of these initiatives during the remainder of 2008 and in future years,” he said.

Operating income (income before taxes, currency exchange gains and losses, interest, and restructuring and other charges) was $35.0 million for the second quarter of 2008, an increase of $5.7 million, or 19 percent, from operating income of $29.3 million in the same quarter last year.

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Sales in the company’s North American segment increased $16.9 million, or 13 percent, in the second quarter of 2008. Self-contained breathing apparatus (SCBA) sales were up $9.6 million in the current quarter. This increase in SCBA sales was primarily due to $12.6 million in shipments to the U.S. Air Force. Sales of head protection products, primarily to construction and industrial markets, improved $2.0 million in the current quarter. Higher sales of Advanced Combat Helmets to the U.S. military and of the CG634 ballistic helmet to the Canadian Forces, up $3.9 million and $4.9 million, respectively, were somewhat offset by a $2.9 million reduction in shipments of other ballistic protection products. Instrument sales were $3.4 million higher in the current quarter, primarily due to strong shipments of the recently-introduced Altair® Multigas Detector to the oil, gas and petrochemical industry.

Sales in the company’s European segment increased $20.9 million, or 37 percent, in the current quarter. Local currency sales increased $8.6 million, reflecting strong sales in Eastern Europe and higher shipments of helmets to fire service and law enforcement agencies in France. Currency translation effects increased European segment sales, when stated in U.S. dollars, by $12.3 million, reflecting the stronger euro.

Sales in MSA’s International segment improved by $6.3 million, or 10 percent, in the current quarter. The sales increase was primarily in Africa and Latin America, where local currency sales were up $3.9 million and $4.1 million, respectively. The improvement in Africa was primarily due to strong growth in sales to the mining industry. These increases were partially offset by lower sales in the Middle East, where second quarter 2007 sales included a

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$4.8 million shipment of ballistic vests to the Iraq Joint Contracting Command. Currency translation effects increased International segment sales, when stated in U.S. dollars, by approximately $3.6 million.

Second quarter 2008 net income in the North American segment was $1.0 million, or 9 percent, higher than in the same quarter last year, primarily due to the previously-mentioned sales increase. European segment net income was up $2.3 million, or 125 percent. Current quarter net income in Europe included an after-tax gain of $0.5 million on the sale of property in France. Currency translation effects increased European segment net income, when stated in U.S. dollars, by approximately $0.5 million. The remainder of the increase in European segment net income was due to the previously-discussed increase in sales. Net income in the International segment was $4.3 million, compared to $4.4 million in the same quarter last year. Currency translation effects did not have a significant impact on International segment net income.

“During the quarter, we saw meaningful sales growth in each of our three geographic segments,” Mr. Lambert commented. “In North America, our sales growth was led by higher government sales, including strong shipments of our latest generation SCBAs to the U.S. Air Force for use by air base firefighting squads. Our North American sales of SCBAs and other products to customers in the fire service market were somewhat lower during the quarter, which we believe reflects a recent slowdown in municipal spending,” Mr. Lambert added. “Our sales in the European segment grew nicely across a broad range of products and our backlog continues to be strong in those markets. International segment sales growth was led by Latin America and South Africa, where we see continued strength in the mining industry.”

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“Our strong second quarter performance is gratifying, and reflects the broad balance of our business, both in terms of diverse product lines and markets. The recent slowdown in municipal spending has tempered our expectations in the U. S. fire service market, however, we continue to see strength in the remainder of our business, but this outlook is certainly subject to global economic conditions,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales	$293,162	$249,099	$559,506	$475,038
Other income	1,492	1,063	2,408	1,464

	294,654	250,162	561,914	476,502

Cost of products sold	181,573	155,303	341,565	292,073
Selling, general and administrative	68,919	58,777	135,013	115,349
Research and development	9,202	6,787	16,554	12,714
Restructuring and other charges	1,125	2,261	2,231	2,495
Interest	2,281	2,232	4,775	4,225
Currency exchange (gains) losses	(76)	(1,469)	4,018	(1,236)

	263,024	223,891	504,156	425,620

Income before income taxes	31,630	26,271	57,758	50,882
Provision for income taxes	11,676	8,943	21,777	17,486

Net income	19,954	17,328	35,981	33,396

Basic earnings per common share	$0.56	$0.49	$1.01	$0.93

Diluted earnings per common share	$0.55	$0.48	$1.00	$0.92

Dividends per common share	$0.24	$0.22	$0.46	$0.40

Average number of common shares outstanding (basic)	35,594	35,689	35,567	35,777

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$67,009	$74,981
Trade receivables, net	220,800	205,737
Inventories	183,052	155,332
Other current assets	66,651	61,000

Total current assets	537,512	497,050
Property, net	140,267	130,445
Prepaid pension cost	220,309	212,304
Goodwill	86,868	87,011
Other noncurrent assets	102,292	89,496

Total	1,087,248	1,016,306

Current liabilities
Notes payable and current portion of long-term debt	$70,283	$54,676
Accounts payable	55,861	50,648
Other current liabilities	111,177	103,865

Total current liabilities	237,321	209,189
Long-term debt	103,289	103,726
Pensions and other employee benefits	134,148	126,790
Deferred tax liabilities	100,899	100,934
Other noncurrent liabilities	12,339	13,129
Minority interests	844	1,007
Shareholders’ equity	498,408	461,531

Total	1,087,248	1,016,306

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales
North America	$148,682	$131,818	$295,324	$254,719
Europe	76,853	56,026	137,258	109,113
International	67,627	61,255	126,924	111,206

Total	293,162	249,099	559,506	475,038

Net income
North America	$11,514	$10,532	$25,919	$21,133
Europe	4,118	1,830	4,369	4,444
International	4,346	4,405	8,526	7,634
Reconciling	(24)	561	(2,833)	185

Total	19,954	17,328	35,981	33,396

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